Exhibit 10.31

DIGITAL ITEM LICENSE AND DISTRIBUTION AGREEMENT

This Digital Item License and Distribution Agreement (with its Exhibits, the “Agreement”) dated as of June 4, 2004 (the “Effective Date”), is made and entered into by and between Nextel Operations, Inc., a Delaware corporation, with offices at 2001 Edmund Halley Drive, Reston, Virginia 20191 (“Nextel”), on behalf of itself and its affiliates, and Dwango North America Corporation, a Nevada corporation, with offices at 200 West Mercer, Suite 501, Seattle, WA 98119 (“Company”). Nextel and Company may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Nextel, together with various subsidiaries and affiliated companies, owns and/or operates systems to provide wireless telecommunications (the “Systems”), and provides access to such Systems to its customers (“Nextel User”) over handsets and other devices (“Devices”);

WHEREAS, Company has developed and/or has the right to license or sublicense specific Digital Items (as defined in Section 1) to be made available to Nextel Users.

WHEREAS, Nextel desires to license certain Digital Items from Company on a non-exclusive basis for distribution to Nextel Users through various Distribution Channels (as defined in Section 1), and Company desires to grant such a license to Nextel;

WHEREAS, once certified by Nextel as a Trusted Publisher (as defined in Section 1), Company may bypass certain testing requirements and self-publish to certain Distribution Channels;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS. In addition to as defined herein:

a.	“Change” shall include, but shall not be limited to: (i) Any alteration of the manner in which a Digital Item operates with the Systems or Devices; (ii) any change to the call flow or the amount of data transferred to and from Systems by a Digital Item, including the time associated with such data transfer; (iii) any material change or upgrade of a Digital Item or the features or functionalities thereof; or (iv) any new release, version bug fixes or software patches to a Digital Item.

b.	“Demonstration Version” shall mean the version of a Digital Item that has limited functionality, requiring subscription or further licensing to fully functional, and may be made available at no charge to Nextel Users.

c.	“Device Group” shall mean handsets or devices that have the same or similar virtual machine (VM), screen color, screen resolution and processor, as further described in the Trusted Publisher Guide.

d.	“Digital Items” shall include, but shall not be limited to, ring tones, ring tunes, wallpapers, screen savers, games, audio files, MP3 files, video clips and streaming video files. Digital Items include those which reside solely on a Device (“Local Digital Item”), and those which utilize the Systems to transmit data between a Device and a remote server (“Network Aware Digital Item”).

e.	“Distribution Channel” shall mean the channels or methods for distribution of the Digital Items, including but not limited to those listed in Exhibit D.

f.	“Full Version” shall mean the version of a Digital Item which is fully functional.

g.	“Preload” shall mean the embedment or pre-installation of Digital Items on Devices.

h.	“Trusted Publisher” shall mean the certification that may be given to Company by Nextel upon satisfaction of the requirements contained in Section 6, enabling Company to bypass certain testing requirements and self-publish to certain Distribution Channels.

i.	“User Data” shall mean any information about an existing or Prospective Nextel User that Company obtains in any manner pursuant to this Agreement. Without limiting the foregoing, User Data shall include any information that relates to (i) a Nextel User’s identity, account information, billing or credit information; (ii) Nextel User’s usage of Nextel’s services, the Systems or the Digital Items and all information derived from such usage (including but not limited to page views, numbers of page views, and purchase information); (iii) information about the geographic location of Devices or Nextel Users (“Location Information”); and (iv) any information that Company obtains once a visitor to Company’s website clicks on a link that directs that visitor to any Nextel website (“Prospective Nextel User”).

2.	LICENSE GRANT.

a.	License. Company grants to Nextel and its subsidiaries and affiliates, during the Term, a nonexclusive, worldwide (excluding Japan, except as otherwise noted in Section 2(b)(ii) and (iii) below), royalty-free, fully paid-up right and license (with the right to sublicense) to:

i)	Use, copy, store, test and evaluate the Digital Items;

ii)	Modify and create derivative works from the Digital Items solely to support billing for and distribution of such Digital Items;

iii)	Publicly display, perform, market, advertise, promote and demonstrate the Digital Items;

iv)	Distribute the Digital Items, copies thereof and/or modified or derivative works thereof to and through the Distribution Channels; and

v)	Provide a right to use the Digital Items, copies thereof and/or modified or derivative works thereof to Nextel Users to and through the Distribution Channels.

b.	Acknowledgement. Company acknowledges and agrees that:

i)	Nextel (or its agents) may present to Nextel Users (to whom a Digital Item is distributed) an end user license agreement between Company and such Nextel User (to which Nextel shall not be a party and to which Company shall be bound), which may contain provisions concerning: Restricting use of the Digital Item to the Nextel User’s own use solely in connection with the Devices; prohibiting reverse engineering of the Digital Item; indicating copyright in the Digital Item; and requiring the Nextel User to cease using the Digital Item if the Nextel User fails to comply with the terms and conditions of such license agreement.

ii)	The entities to whom the Digital Items are sublicensed for distribution via Preload under Section 2(a)(iv) above may undertake such Preload on a worldwide basis.

iii)	Nextel Users to whom a Digital Item is licensed and/or distributed under Sections 2(a)(iv) and (v) above may use the Digital Item on a worldwide basis for the term indicated in the license to the Nextel User, and such Nextel Users shall have the right to continue to use the Digital Item notwithstanding any termination or expiration of this Agreement.

iv)	If the Digital Item license contains a perpetual right to refresh the Digital Item (“Refresh Digital Item”), Nextel shall have the right to continue to license and/or distribute such Refresh Digital Item to such Nextel Users, notwithstanding any termination or expiration of this Agreement.

3.	DESCRIPTION OF DIGITAL ITEMS. The Digital Items and their features and functionalities are described in Exhibit A (and such other consecutively numbered Exhibit A’s as may be added to this Agreement from time to time upon the mutual agreement of the Parties), or shall subsequently be described in a form substantially similar to and containing substantially the same information as listed in Exhibit A, such form to be received by Company following submission of a Digital Item to Nextel. Upon Nextel’s request, and without limitation of the warranties provided by Company under this Agreement, Company shall supply evidence of intellectual property rights to Digital Items and/or identify all parties who own or hold licenses to intellectual property associated with the Digital Item and any other information necessary to respond to any third party intellectual property infringement claims.

4.	AUTHORIZATION/ CHANGES.

a.	Authorization. On and after but not before the availability, through a Distribution Channel, of a Digital Item to Nextel Users, Company and Nextel are hereby authorized to market or present such Digital Item as being compatible with the Systems and/or the Devices in accordance with the terms and conditions of this Agreement.

i)	This Agreement does not authorize Company to market and/or present any other application or digital item (or Change thereto) as compatible with the Systems and/or Devices other than those that meet the terms and conditions of this Agreement (“Unauthorized Digital Item”), even if such Unauthorized Digital Item purports to be compatible or usable with Nextel products or services.

ii)	In the event Nextel has knowledge of Company marketing and/or presenting an Unauthorized Digital Item, or Nextel determines that a Digital Item is causing or is likely to cause disruption or interference with the Systems, Nextel has the right, in its sole discretion, not to be unreasonably exercised, to immediately: (1) Disable access to the Unauthorized Digital Item or Digital Item without notice; (2) remove the Unauthorized Digital Item or Digital Item from a Distribution Channel without notice; (3) revoke certification as a Trusted Publisher without notice; and/or (4) terminate this Agreement upon written notice.

b.	Changes. Company shall provide to Nextel and Nextel Users, at no charge, Changes to a Digital Item as become necessary, as arise out of issues identified by Nextel during acceptance testing, or as are necessary to meet Company’s obligations under this Agreement. Such Changes shall be tested in accordance with Exhibit B.

5.	SUBMISSION AND TESTING. Company shall follow the procedures for submission and testing of Digital Items as contained in Exhibit B. Unless otherwise stated herein, Nextel shall have no obligation to accept, review, test or distribute any Digital Item. Local Digital Items shall not have hidden or non-disclosed network aware functionality. Company shall include a “help” section for every Digital Item, which shall include instructions as well as Company customer care contact information (e.g., email address). Digital Items shall also include an “about” section (or equivalent) that includes version (if applicable) and copyright information.

6.	TRUSTED PUBLISHER.

a.	General. Upon satisfaction of the requirements concerning Trusted Publisher certification contained in Exhibit C, and written notice from Nextel, in Nextel’s sole discretion, of such certification, Company may be considered a Trusted Publisher, able to bypass certain testing requirements of Exhibit B and distribute the Digital Items by self-publishing to certain Distribution Channels pursuant to Exhibit D. Trusted Publisher procedures are further described in the Trusted Publisher Guide (which shall be made available to Company).

b.	Nextel shall have sole discretion over whether to certify Company as a Trusted Publisher, and such certification shall follow the procedures outlined in the Trusted Publisher Guide. Certification of Company as a Trusted Publisher shall only be effective upon written notification from Nextel. Nextel may revoke certification of a Company as a Trusted Publisher at any time in its sole discretion, not to be unreasonably exercised, without notice. If certification as a Trusted Publisher is revoked, Company shall not be entitled to bypass certain testing and self-publish until such time Nextel reinstates Company’s Trusted Publisher status, in its sole discretion, or the Agreement terminates or expires, whichever is sooner.

7.	ORDERING AND BILLING.

a.	Ordering. Except in the case of Preloaded Digital Items, the Digital Items shall be ordered by Nextel Users via the Distribution Channels. Company acknowledges that Nextel Users must purchase a Nextel data rate plan and may incur data charges to download and/or use a Digital Item.

b.	Billing. Nextel and/or its third party service providers shall bill Nextel Users for the Digital Items. Where Company is involved in the process of billing Nextel Users for Digital Items, Company will abide by all rules and requirements for billing Nextel Users for the Digital Items, including but not limited to those requiring presentation of all necessary notices and proper recording and posting of transactions.

8.	DISTRIBUTION. Distribution of the Digital Items to and through the Distribution Channels shall occur as set forth in Exhibit D. As further described in Exhibit D, except for the distribution of Preload Digital Items, which shall occur only upon the mutual agreement of the Parties, distribution of a Digital Item to a particular Distribution Channel shall be at Nextel’s sole discretion. Upon such distribution, Nextel may notify Company of the particular Distribution Channel. At any time in its sole discretion, not to be unreasonably exercised, without notice, Nextel may disable or remove any Digital Item from any Distribution Channel. Nextel may exercise its sole discretion for reasons including but not limited to the following: Violation of the terms of this Agreement or of the Trusted Publisher Guide; marketing of an Unauthorized Digital Item; disruption or interference with the Systems; alleged or actual infringement of intellectual property rights of a third party; violation of the SLA’s or the Content Standards; underperformance of a Digital Item from a sales perspective; or excessive care complaints regarding a Digital Item.

9.	PAYMENTS AND PRICING. The Payments shall be made as set forth in Exhibit E. Company may suggest a retail price for a Digital Item and Nextel may accept such suggested retail price, however, Nextel will retain complete and sole discretion regarding the pricing of the Digital Items and Nextel’s products and services. Each Party shall be responsible for its own costs and expenses in performing its obligations under this Agreement, and neither Party shall be entitled to reimbursement for such costs or expenses from the other Party.

10.	CO-MARKETING. Each Party shall perform its co-marketing obligations as set forth in Exhibit F. Company agrees to treat Nextel as prominently as other carriers, wireless service providers or device manufacturers if a relationship with another carrier, wireless service provider or device manufacturers is established.

11.	ADVERTISING.

a.	Company shall not, without Nextel’s prior written consent, cause or permit any advertising to be served to or displayed on any Device of any Nextel User, and shall ensure that no advertising is served to or displayed on any Device of any Nextel User.

b.	Splash Screen. Notwithstanding the foregoing, Company may serve an initial page while the Digital Item is activated (“Splash Screen”) only (i) if in accordance with the then-current guidelines provided by Nextel to Company; and (ii) after Company has received prior written consent from Nextel for such Splash Screen. However, prior written consent shall not be required where (iii) written consent has already been obtained for a substantially similar Splash Screen; and (iv) such substantially similar Splash Screen contains only the name of the Digital Item, Company’s name and/or the name of the developer or owner/original licensor of the Digital Item.

12.	SERVICE LEVEL AGREEMENTS AND CONTENT STANDARDS.

a.	Customer Care SLA. Company shall provide at its sole expense customer care to all Nextel Users to whom a Digital Item is licensed as set forth in Exhibit G-1.

b.	Availability/ Hosting SLA. The Parties shall comply with the obligations concerning operational issues as set forth in Exhibit G-2, and, where Company has hosting obligations regarding a Network Aware Digital Item, Company shall comply with the hosting obligations set forth in therein.

c.	Content Standards. Company shall comply with the content standards set forth in Exhibit G-3 (“Content Standards”), or as may otherwise be provided by Nextel from time to time.

13.	POINTS OF CONTACT. Company shall assign and maintain at all times during the Term the points of contact set forth in Exhibit H attached hereto, which shall act as either the primary liaison between Company and Nextel or the contact for the purpose of receipt of process. Company shall notify Nextel of any changes to such points of contact in writing at least seven (7) days prior to such change becoming effective.

14.	REPORTING. The Parties shall provide reports as set forth in Exhibit I.

15.	PRIVACY POLICIES AND USER DATA.

a.	User Data. All User Data is and will remain the exclusive property of Nextel. Company agrees that it shall collect, access, use, maintain, disclose or share User Data only to the extent necessary to deliver its services or fulfill its obligations under this Agreement. If Nextel Users become customers of Company independent of the activities contemplated under this Agreement, nothing in this Agreement shall restrict Company’s use of information it obtains through such separate activities.

b.	Purging of Information. Unless preservation is required by law, Company shall permanently purge any communication content (including but not limited to chat room discussion) obtained and stored by Company when no longer necessary for the Nextel User’s purposes.

c.	Privacy Laws. Company’s collection, access, use, security, and disclosure of User Data shall comply with all applicable laws, rules and regulations, including without limitation the requirements of 47 U.S.C. § 222 and the Federal Communication Commission’s implementing Customer Proprietary Network Information rules and regulations (the “CPNI Rules”), as may be amended from time to time. Company shall at all times perform its obligations hereunder in such a manner as not to cause Nextel to be in material violation of any applicable laws or regulations.

d.	Security. Company shall employ administrative, physical, and technical safeguards that prevent the unauthorized collection, access, use, and disclosure of User Data (“Security”). With respect to User Data, Company shall (i) provide at least as much Security as it does for its most highly sensitive and secret information, but in no event less than the highest standards of best industry practice for information security, as they may change from time to time (the “Security Standard”); (ii) encrypt, for transport and storage, all User Data in a manner that meets or exceeds the Security Standard; (iii) train its employees, agents, and contractors who have a need to access and use User Data for the purposes enumerated herein (each an “Authorized Employee”) on privacy, security, and confidentiality obligations hereunder; (iv) ensure that only Authorized Employees may access User Data, on a need-to-know basis, and only if such Authorized Employees are bound in writing by confidentiality obligations that are no less stringent than those contained in this Agreement; and (v) logically or physically separate User Data from other data, without commingling any data that is not necessary for the fulfillment of Company’s obligations under this Agreement. During the term of each Authorized Employee’s employment by Company, Company shall at all times ensure that such Authorized Employee strictly abides by his/her obligations hereunder and, after the termination of his/her employment, Company shall use at least the same level of effort to enforce the Security obligations of such Authorized Employee as Company uses to enforce such obligations with respect to its own similarly confidential information, provided that Company shall not use less than reasonable efforts in such enforcement.

e.	Customer Contact. Company may only contact a Nextel User to deliver the services or products contemplated under this Agreement. Notwithstanding any other provision in this Agreement, Company shall not use User Data to contact a Nextel User through a Nextel handset in any manner (including but not limited to voice or text messaging).

f.	Company Direct Marketing. Company may contact a Nextel User to market its own products and services provided it first obtains a Nextel User’s Prior Consent. “Prior Consent” shall mean an affirmative act by a Nextel User to agree, either electronically or in writing, to receive Company’s own marketing material (“Marketing Material”) in response to a clear and conspicuous solicitation (“Solicitation”) that explains in plain English the purpose and scope of the Solicitation, and the method by which Company will communicate with the Nextel User—such method to exclude wireless messaging of any kind. Company shall store any Solicitation and Prior Consent for a period of three (3) years. Company shall not include in any Solicitation or Marketing Material any reference to Nextel or its products and services. Company shall enable each Nextel User to rescind Prior Consent at any time, without charge (via a toll-free telephone call and e-mail) and Company shall make such rescission effective within twenty-four (24) hours of the rescission.

g.	Location-Based Services. Notwithstanding any other provision of this Agreement, Company shall not collect, access, use or disclose any User Data (including Location Information) to provide any location-based services or Location Information to anyone, and Nextel shall not be obligated to perform under this Agreement, unless the location based service in question integrates fully with Nextel’s location notice and consent regime to Nextel’s complete satisfaction (“Notice” and “Consent” regime). Company shall delete Location Information immediately, when it is no longer necessary for Nextel User’s purposes. Without limiting the foregoing, Company shall ensure that each Nextel User may rescind Consent at any time, without charge (e.g., via a toll-free telephone call) pursuant to a rescission method approved in writing by Nextel (“Rescission”), and Company shall make such Rescission effective within twenty-four (24) hours of a Nextel User’s Rescission. Company must maintain records of any Notice, Consent, and Rescission for as long as a Nextel User subscribes to Company’s services or application, plus an additional two (3) years. Company shall not make any statement about the accuracy of Location Information, unless Nextel approves such statement in writing.

h.	Disclosure and Return. Except in response to a valid court order or otherwise to the extent legally required in response to a request from a law enforcement agency, in no event shall Company disclose any User Data to any third party. Company must notify Nextel prior to, or as soon as practicable following, the disclosure of User Data pursuant to a valid governmental or law enforcement request. Nextel reserves the right to seek a protective order or to take other appropriate action to prevent or limit such disclosure. Company agrees to cooperate with Nextel’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be afforded the User Data in question. Company agrees to return, or at Nextel’s election, to destroy (and certify in writing such destruction) all User Data upon the termination or expiration of this Agreement or earlier if requested to do so in writing by Nextel.

i.	Compliance with Surveillance Orders. Company shall ensure that it: (i) enables Nextel to comply in a timely manner with any legal process, such as a subpoena (“Legal Process”) that is served on Nextel and which involves a request or order of any kind by any government, government agency, or any court as a result of any such government request(s) of User Data, e.g., content communicated via or stored via Company’s service or application, as well as associated information such as routing or identifying information (“Surveillance Information”); and (ii) complies with any Legal Process that is served on Company and which involves a request or order for Surveillance Information. Accordingly, Company shall maintain a contact, available 24 hours per day, 7 days per week (“24-7”) for responding to Legal Process. Company’s 24-7 contact information is listed in Exhibit H; Company shall update Nextel of any change in its 24-7 contact information by informing the Nextel contact listed in Exhibit H prior to any such change. Company shall fully comply with any statutory or regulatory requirement, applicable to Nextel by virtue of this Agreement, which governs the surveillance of communications (including without limitation the Communications Assistance for Law Enforcement Act (“CALEA”), the Electronic Communications Privacy Act (“ECPA”), and 18 U.S.C. § 2518); and Company shall cooperate with Nextel to ensure Nextel’s compliance with such requirements. Notwithstanding anything to the contrary in this Agreement, Nextel may terminate this Agreement immediately if in its sole discretion it determines that it cannot meet any of its surveillance requirements due to Company.

j.	Miscellaneous. Company shall immediately notify Nextel of any activity, including but not limited to marketing activity that may result in the violation of the Privacy Laws, and any breach of Security. Company shall make all reasonable efforts to assist Nextel in relation to the investigation and remedy of any such violation or breach, and any claim, allegation, action, suit, proceeding or litigation related thereto. Company acknowledges and agrees that a breach of any obligation set forth in this Section 15 may result in irreparable harm for which monetary damages may not provide a sufficient remedy and, as a result, Nextel may seek both monetary damages and equitable relief. Neither Section 25 of this Agreement nor the NDAs referenced therein shall govern the obligations and rights that relate to User Data; rather, this Section 15 and the balance of this Agreement (with the exception of Section 25 and the NDAs referenced therein) shall govern the obligations and rights that relate to User Data.

16.	TERM OF AGREEMENT. The initial term of this Agreement shall commence on the Effective Date and end twelve (12) months later (the “Initial Term”). This Agreement shall automatically renew for additional twelve (12) month periods (each twelve (12) month period is referred to as an “Extension Term”) unless terminated by written notice to the other Party at least sixty (60) days prior to the expiration of the Initial Term or an Extension Term. Each Extension Term, together with the Initial Term, is referred to as the “Term.”

17.	TERMINATION. In addition to as otherwise stated herein:

a.	Either Party may terminate this Agreement immediately upon written notice if the other Party: (i) Except for the reasons giving cause for immediate termination as set forth below, fails to cure a breach of its obligations hereunder within fifteen (15) days of the delivery of written notice thereof; or (ii) ceases to do business in the normal course; becomes or is declared insolvent or bankrupt; is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) days of its filing; makes an assignment for the benefit of its creditors; or elects to or otherwise dissolves.

b.	Nextel may terminate this Agreement immediately upon written notice to Company if Company: (i) Is not certified as a Trusted Publisher by Nextel within six (6) months of the Effective Date (if Company had begun the process for Trusted Publisher certification); (ii) is or has been the subject of a change in control transaction where more than fifty percent (50%) of Company’s voting securities are transferred or Company sells or transfers all or substantially all of its assets; (iii) fails to comply with its obligations with respect to confidentiality and/or user data and privacy as set forth in the Agreement; (iv) utilizes any Nextel intellectual property without Nextel’s prior written consent or in an unauthorized manner; or (v) infringes or is alleged to infringe on the intellectual property rights of any third party.

c.	Company may terminate this Agreement immediately upon written notice to Nextel if Nextel: (i) fails to comply with its obligations with respect to confidentiality and/or user data and privacy as set forth in the Agreement; or (ii) utilizes any Company intellectual property without Company’s prior written consent or in an unauthorized manner.

18.	RIGHTS AND OBLIGATIONS UPON TERMINATION OR EXPIRATION. Upon the termination or expiration of this Agreement:

a.	Company shall immediately (i) eliminate any mention of a relationship between Nextel and Company in all sales, marketing and/or other literature or other materials, including electronic media; (ii) cease the use of any Nextel Trademarks (as defined in Section 19); and (iii) return to Nextel, destroy or permanently erase without retaining copies thereof, all Nextel Information (as defined in Section 25).

b.	Nextel shall, within thirty (30) days of such termination or expiration: (i) eliminate any mention of a relationship between Nextel and Company in all sales, marketing and/or other literature or other materials, including electronic media; (ii) cease the use of any Company Trademarks (as defined in Section 19); and (iii) return to Company, destroy or permanently erase without retaining copies thereof, all Company Information (as defined in Section 25).

c.	Sell-Off Periods. Except for Preloaded Digital Items and Refresh Digital Items, for a period of thirty (30) calendar days following the effective date of termination or expiration, Nextel shall continue to have the rights contained in Section 2 (“Regular Sell-Off Period”). In the case of Preloaded Digital Items, for a period of sixty (60) calendar days following the effective date of termination or expiration, Nextel shall continue to have the rights contained in Section 2 herein solely for the purpose of sublicensing and distributing the Digital Items for Preload (“Preload Digital Item Sell-Off Period”). Company acknowledges that Devices upon which Digital Items were Preloaded during the Preload Digital Item Sell-Off Period may subsequently be distributed to Nextel Users following the conclusion of the Preload Digital Item Sell-Off Period.

d.	Sections 15, 18, 21-25, 27, 28-29 and any other Sections which by their nature refer to obligations of a Party applicable beyond the Term shall survive this Agreement. Both Parties shall continue to perform their obligations under this Agreement during any notice period prior to the actual termination of this Agreement.

19.	TRADEMARKS. Each Party hereby grants to the other Party a non-exclusive, nontransferable, royalty-free license to use, reproduce, distribute and display the trademarks, service marks and logos of the other Party, and of third parties to which such Party has sufficient rights, such trademarks, service marks and logos set forth in Exhibit J (the “Trademark(s)”). Such license shall be effective during the Term and solely in connection with the performance of a Party’s obligations under this Agreement, provided that (except with regard to Nextel’s use of Company’s Trademarks in marketing and promoting the availability of the Digital Items, which shall be subject to Nextel’s reasonable discretion in the determination of placement and size), each use of a Trademark shall be approved by the Trademark owner in writing and in advance of such use. Except as provided in this Section 19, neither Party shall have any rights to use the Trademarks or trade names of the other Party, and neither Party shall acquire any right to any goodwill, trademark, service mark, copyright, or other form of intellectual property of the other Party. Each Party agrees (a) that each and all use(s) of the other Party’s Trademarks will not alter such Trademarks in any way; and (b) to use the Trademarks of the other Party such that each such Trademark creates a separate and distinct impression from any other trademark that may be used by such Party. Each Party agrees that all uses of the other Party’s Trademarks, including the goodwill and reputation associated therewith, will inure to the benefit of the other Party. Each Party may, but is not obligated to provide additional trademarks to the other Party for use in connection with this Agreement. In addition, each Party shall have the right to amend such Trademarks in its sole discretion.

20.	TAXES.

a.	The Parties shall comply with all federal, state, and local tax laws applicable to transactions occurring under this Agreement. Company shall provide Nextel with a completed Form W-9, W-8 or 8233, as appropriate, for federal income tax reporting purposes.

b.	All goods and services purchased by Nextel under this Agreement are being purchased for resale to Nextel Users and/or potential Nextel Users in the ordinary course of Nextel’s business. Company recognizes and shall extend all applicable resale exemptions.

c.	The Parties will cooperate as to the extent reasonable and practicable to minimize or avoid, whenever legally permissible, any applicable taxes relating to the transactions between the Parties under this Agreement or the transactions between a Party and a Nextel User.

21.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

a.	Nextel hereby represents, warrants and covenants that Nextel has the full power and authority to enter into and perform its obligations under this Agreement (including to grant the rights and licenses provided for herein), without any restrictions that would impair its ability to perform its obligations under this Agreement.

b.	Company hereby represents, warrants and covenants to Nextel and its parents, subsidiaries and affiliates that: (i) Company has the full power and authority to enter into and perform its obligations under this Agreement, without any restrictions that would impair its ability to perform its obligations under this Agreement; (ii) Company’s activities in connection with this Agreement do not and will not constitute a default or breach of any agreement or order of any court or governmental agency by which Company is bound and Company has not and will not enter into any agreement that is inconsistent with its obligations under this Agreement; (iii) Company has all rights, titles, licenses, intellectual property, permissions and approvals necessary in connection with its performance under this Agreement to grant the rights granted hereunder; (iv) neither the Digital Items nor their use, distribution, sale or license do or will infringe, violate or misappropriate any patent, copyright, trademark, trade secret rights, rights of privacy, rights of publicity or any other property or proprietary rights of any third party; (v) the Digital Items and their use, distribution, sale and license does and shall continue to comply with all applicable foreign, federal, state, and local laws, rules and regulations, including but not limited to those relating to privacy and consumer protection; (vi) Company will not breach any privacy or consumer protection right in carrying out its obligations under this Agreement; (vii) the Digital Items do not and will not contain any viruses, worms, Trojan horses, time bombs, keys or other software routines that may allow access to or negatively impact the operation of any Digital Item, the Systems and/or Nextel’s products and services, including, but not limited to Devices, or damage interfere with, intercept, or expropriate any Nextel System data or any User Data; (viii) Company shall comply with the Content Standards; and (ix) the Digital Items will be free from any material defects and will perform in accordance with their specifications.

22.	DISCLAIMER. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE FOREGOING WARRANTIES ARE THE ONLY WARRANTIES GIVEN BY EITHER PARTY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED BY STATUTE OR OTHERWISE, ARE SPECIFICALLY EXCLUDED BY THE PARTIES, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

23.	LIMITATION OF LIABILITY. EXCEPT FOR (I) A PARTY’S BREACH OF SECTION 15 AND/OR OTHER PRIVACY OR CONSUMER PROTECTION OBLIGATIONS; (II) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 24; OR (III) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 25, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOST PROFITS, WHETHER OR NOT ANY SUCH DAMAGES ARE WITHIN A PARTY’S CONTROL OR DUE TO NEGLIGENCE OR OTHER FAULT ON THE PART OF SUCH PARTY, ITS AGENTS, AFFILIATES, EMPLOYEES OR OTHER REPRESENTATIVES. EXCEPT FOR (I) A PARTY’S BREACH OF SECTION 15 AND/OR OTHER PRIVACY OR CONSUMER PROTECTION OBLIGATIONS; (II) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 24; OR (III) A PARTY’S BREACH OF ITS OBLIGATIONS OF CONFIDENTIALITY UNDER SECTION 25, IN NO EVENT SHALL EITHER PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED $100,000.

24.	INDEMNIFICATION.

a.

Nextel shall indemnify, defend and hold harmless Company, its subsidiaries and affiliates, and its and their respective officers, directors, employees, agents, successors and assigns (each an “Indemnified Party”) from and against any claims, judgments, losses, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees and legal expenses) of any kind (collectively “Losses”) arising out of or related to: (i) any breach or claimed breach of Section 21; (ii)

any third party claim or action brought against an Indemnified Party alleging that the portions of the Systems owned and controlled by Nextel infringe, misappropriate or violate in any manner, any patent, copyright, trademark, trade secret or any other intellectual property or proprietary right of a third party; and (iii) any breach of Section 15 of this Agreement. The foregoing indemnity will be in addition to, and not in lieu of, all other legal rights and remedies that Company may have.

b.	Company shall indemnify, defend and hold harmless Nextel, its parents, subsidiaries and affiliates, and its and their respective officers, directors, employees, agents, successors and assigns (each an “Indemnified Party”) from and against any claims, judgments, losses, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees and legal expenses) of any kind (collectively “Losses”) arising out of or related to any use, distribution, sale or license of any Digital Item, including but not limited to Losses arising out of or related to: (i) any breach or claimed breach of Section 21; (ii) damage to the Systems, Devices or Nextel’s products and services, or any portion thereof, as a result of or arising out of the use of any of the Digital Items; (iii) warranty or Nextel User support services performed by Nextel for the Digital Items, Systems, Devices or any other products or services damaged or impaired as a result of or arising out of the use of the Digital Items; (iv) the recall of defective Digital Items; (v) any third party claim or action brought against an Indemnified Party alleging that any Digital Item or any portion thereof (a) infringes, misappropriates or violates in any manner, any patent, copyright, trademark, trade secret, right of privacy, right of publicity or any other intellectual property or proprietary right of a third party; or (b) contains material or information that is fraudulent, deceptive, misleading, obscene, defamatory, libelous, slanderous, or unlawfully harassing or injurious, or is in violation of personal or property rights, regulation or law, or other common law or statutory rights; and (vi) any breach of Section 15 of this Agreement. The foregoing indemnity will be in addition to, and not in lieu of, all other legal rights and remedies that Nextel may have.

c.	With respect to any Losses to which Section 24(a) or (b) apply, the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”), and the Indemnified Party shall permit the Indemnifying Party to assume and control the defense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel (at the expense of the Indemnified Party) and participate in the defense. The Indemnifying Party may not settle under this Section 24 on the Indemnified Party’s behalf without first obtaining the Indemnified Party’s written permission, not to be unreasonably withheld. In the event the Parties agree to settle under this Section 24, the Indemnifying Party agrees not to publicize the settlement without first obtaining the Indemnified Party’s written permission. This indemnity shall continue in effect even after, and notwithstanding, this Agreement’s expiration or termination.

25.	NON-DISCLOSURE AGREEMENT. The Parties acknowledge the existence of a mutual Non-Disclosure Agreement (“NDA” or “Confidentiality Agreement”) dated May 14, 2004, which NDA shall remain in full force and effect during the Term. All aspects of this Agreement shall be subject to the terms and conditions of the NDA. The terms and conditions of this Agreement and all Exhibits hereto shall be considered “Information” as such term is defined in the NDA. Further, the Parties hereby agree that the Purpose (as defined in the NDA) for which Information may be used pursuant to the NDA shall be deemed to include each Party’s performance of its obligations under this Agreement. Notwithstanding the foregoing, Nextel may disclose the terms and conditions of this Agreement pursuant to Section 25 herein.

26.	NEXTEL PARTNERS, NII HOLDINGS INC., EXTEND AMERICA, INC., BOOST MOBILE LLC.

a.

Company understands and agrees that Nextel Partners (as defined below), NII Holdings Inc. (“NII”), and/or Extend America, Inc. (“Extend America”) may need to enter into a separate agreement with Company, and any separate agreement between Company and Nextel Partners, NII, or Extend America shall be at prices and on terms and conditions in the aggregate no less favorable than those in effect between Company and Nextel. Company agrees not to sue or take any other action against Nextel for a breach by Nextel Partners, NII, or Extend America of any agreement between Company and Nextel Partners, NII, or Extend America, but rather to proceed directly against Nextel

Partners, NII, or Extend America. “Nextel Partners” means Nextel Partners, Inc., a Delaware corporation in which Nextel Communications, Inc. (“NCI”) indirectly holds a minority ownership interest and which deploys a network compatible with NCI’s network.

b.	The Parties agree that users of the Systems through Boost Mobile LLC (“Boost”), Nextel Partners and Extend America and its and their subsidiaries and affiliates may be able to access, license, download and/or use the Digital Items through the Distribution Channels. Such access, licensing, download and/or use shall be subject to Section 9 herein.

c.	Notwithstanding any other provision contained in this Agreement (or the NDA), Nextel may disclose the existence, contents and/or terms of this Agreement and provide a copy of this Agreement to Boost, Nextel Partners, NII and/or Extend America and their subsidiaries and affiliates, direct or indirect, without Company’s prior written consent.

27.	RECORDS AND INSPECTION RIGHTS. Both Parties shall keep and maintain proper records and books of account relating to the obligations contained in this Agreement, including but not limited to those contained in Section 15 and those regarding the Payments and/or billing of Nextel Users hereunder. Each Party may inspect such records of the other, but not more than twice in any twelve (12) month period. Any such inspection (an “Audit”) will be conducted after reasonable notice and during regular business hours at the offices of the Party to be audited in a manner that does not unreasonably interfere with the business activities of the Party to be audited. With regard to an Audit regarding the obligations contained in Section 15 of this Agreement, without limiting any other rights or remedies of Nextel under this Agreement or at law, upon notice from Nextel regarding a breach of this Agreement, Company shall promptly develop a corrective action plan in cooperation with Nextel, such plan to be subject to Nextel’s approval, and shall promptly thereafter implement such plan. With regard to the Payment obligations contained in this Agreement, the audited Party shall immediately pay the auditing Party the amount of any underpayment revealed by an Audit.

28.	INSURANCE. At all times during the Term, each Party shall maintain a general liability insurance policy or policies adequate in amount to insure such Party against all liability associated with this Agreement, including potential liability pursuant to the indemnification obligations contained herein, but in no event shall such insurance coverage be less than Three Million and No/100 Dollars ($3,000,000.00) (“Minimum Insurance Coverage”). The coverage amounts set forth herein may be met by a combination of underlying and umbrella policies so long as, in combination, the limits equal or exceed those stated. Company will not be deemed to be in breach of this provision provided that it maintains the Minimum Insurance Coverage. Additionally, both Parties shall maintain workers’ compensation insurance in statutorily required amounts. For the avoidance of doubt, nothing in this Section is intended to limit the liability of either Party.

29.	MISCELLANEOUS.

a.	Independent Contractors/ Non-Exclusivity/ Performance. Nextel and Operator are independent contracting parties, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, a franchise, or a joint venture between the Parties. The relationship provided for in this Agreement is non-exclusive with respect to either Party. Unless otherwise stated herein, Company may not delegate or assign performance under this Agreement.

b.	Section 365(n). All rights and licenses granted under or pursuant to this Agreement by Company are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to rights to “intellectual property” as defined in the Code. The Parties agree that Nextel, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The Parties further agree that, in the event of the commencement of bankruptcy proceeding by or against Company under the Code, Nextel shall be entitled to retain all of its rights under this Agreement.

c.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia and Company consents to the jurisdiction and venue of the courts sitting in Fairfax County, Virginia. Company waives all defenses of lack of personal jurisdiction and forum nonconveniens. Process may be served on either Party in the manner authorized by applicable law or court rule.

d.	Assignment. This Agreement shall not be assignable by Company without the prior written consent of Nextel. This Agreement shall be freely assignable by Nextel.

e.	Entire Agreement/ Interpretation and Construction/ Waiver. This Agreement constitutes the entire agreement and understanding between the Parties. No waiver, amendment or modification of any provision of this Agreement shall be valid unless in writing and signed by the Parties. The captions contained herein are for the convenience of the Parties and shall not be construed to amend or modify any of the provisions in the Agreement. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party. In the event of a conflict between this Agreement and its Exhibits, the Agreement shall govern. The failure of a Party to object to, or to take affirmative action with respect to, any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach or of any future violation, breach, or wrongful conduct. Any waiver, in whole or in part, of any provision hereof shall not be construed as a waiver of any other provision hereof, or as a future waiver of any subsequent breach by Company.

f.	Headings/ Binding Effect/ Counterparts. The headings of the Sections of this Agreement are for convenience and shall not be used to interpret this Agreement. This Agreement shall bind and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and which together shall be deemed the same Agreement.

g.	Notices. Unless otherwise provided for in this Agreement, all notices and other communications provided for or permitted under the Agreement shall be in writing and shall be made by hand delivery, telex, telecopier, or reliable overnight courier addressed as follows:

If to Company to:	If to Nextel to:
Dwango North America Corporation	Nextel Operations, Inc.
200 West Mercer, Suite 501	2001 Edmund Halley Drive
Seattle, WA 98119	Reston, VA 20191
Attn: Alexander U. Conrad	Attn: Tim Dunne
Title: President and COO	Title: VP Business Development
Fax Number: 206-286-1442	Fax: 703-4338018

With a copy to:	With a copy to:
Dwango North America Corporation	Nextel Operations, Inc.
200 West Mercer St., Ste. 501	2001 Edmund Halley Drive
Seattle, WA 98119	Reston, VA 20191-3436
Attention: Paul Quinn	Attention: Vice President and Assistant General Counsel - Commercial
Fax: 206.286.1442	Fax: 703-433-4034

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied, or the next business day if by overnight courier.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative.

DWANGO NORTH AMERICA CORPORATION		NEXTEL OPERATIONS, INC.

By: (signature)	/s/ RICK J. HENNESSEY	By: (signature)	/s/ TIMOTHY J. DUNNE
Name:	Rick J. Hennessey	Name:	Timothy J. Dunne
Title:	CEO	Title:	Vice President, Digital Media
Date:	5-3-04	Date:	5-9-04

Exhibit A

DESCRIPTION OF DIGITAL ITEMS

1.	Preloaded Digital Items:

a.	ESPN Bass Master Legendary Lunkers

i)	The Preloaded version of ESPN Bass Masters is a Demonstration Version Digital Item. The Demonstration Version is limited to recreational play, no tournament. Nextel Users have access to ‘cast-n-wait’ and ‘reel-time’ play modes. They are, however, limited to catching 4 fish, at which point the playable aspect of the Demonstration Version, and a feature slide show begins.

ii)	Digital Item Description / Features / Functionalities: Legendary Lunkers features the Cast ‘n Wait system, a mobile gameplay breakthrough – which emulates real fishing by surprising the player with a call back when a fish is biting. Whether competing against the top online scores or fishing in the recreational mode, virtual anglers will be challenged by actual Bassmaster tournament locales and real-time weather conditions. Bassmaster Mobile offers the definitive fishing experience for mobile games. The Demonstration Version consists of two play paths, one for consumers with a TotalConnect data plan, the other for consumers without. Both paths allow consumers to play ‘reel-time’ mode (an action game where you catch fish), and ‘cast-n-wait’ mode (a passive game where you cast your line, and the application shuts down, calling you back when you get a ‘bite’ on the line)

2.	Non-Preloaded Digital Items

a.	Nextel Users may subsequently download the Full Local Version or Full Network Aware Version of ESPN Bass Master Legendary Lunkers.

i)	LOCAL: All the features of the Network Aware version of the game, EXCEPT: No real time weather feed from the National Weather Service. No up-loadable tournament scores, for competition against other mobile fishermen.

ii)	NETWORK AWARE: All designed features of the game, including real time weather and on-line leader board for tournament scores.

3.	Trusted Publishers:

a.	General description and suggested categories of Digital Items to be published: Sports, Action

Exhibit B

TESTING

1.	General.

a.	Concept Submission. Prior to commencement of testing, Company may submit concepts for Digital Items to Nextel for Nextel to review in Nextel’s sole discretion

b.	Company acknowledges and agrees that the Digital Item testing and approval process is not a guarantee or assurance that the Digital Item(s) are compatible, or if compatible, will continue to be compatible with, Nextel’s Systems, Devices or any of its product or service offerings. If Nextel approves a Digital Item, such approval shall not be construed as an endorsement of such Digital Item or a commitment on the part of Nextel that there will not be a similar application or digital item developed and/or deployed on the Systems at any time in the future.

c.	Test Accounts. Where applicable, Company shall provide, maintain and make available to Nextel during the Term at no cost to Nextel five (5) accounts of the then most current version of each Digital Item for use by Nextel to test the Digital Item, which test accounts shall operate and access the Digital Item in the same manner as an active account for a Nextel User. Nextel agrees to use these accounts solely for the purpose of testing.

2.	Testing Procedures.

a.	Preloads and Preload Changes – Initial and Final Acceptance Testing. All Preload Digital Items (and Changes thereto) must undergo both initial and final acceptance testing as follows:

i)	Initial Acceptance. Following submission to Nextel, Nextel may perform initial acceptance testing to determine whether the Preload Digital Item is interoperable with both the Systems and the Devices. Company acknowledges that any Digital Item selected for Preload on a new Device may need several iterations of testing as new Device software versions are finalized. Such initial acceptance testing, including whether Initial Acceptance (as defined below) is achieved, shall be at Nextel’s sole discretion. Upon completion of initial acceptance testing, Nextel shall notify Company in writing of either:

(1)	Initial acceptance of the Preload Digital Item(s) (“Initial Acceptance”); or

(2)	Any problems or issues with the Preload Digital Item(s). Should the Preload Digital Item not receive Initial Acceptance and Nextel notes problems or issues therewith, Company shall recommence the above-procedures regarding initial acceptance testing.

ii)	Final Acceptance. Nextel may perform final acceptance testing to determine whether the Preload Digital Item is interoperable with both the Systems and the Devices. Such Final Acceptance testing, including whether Final Acceptance (as defined below) is achieved, shall be at Nextel’s sole discretion. Upon completion of final acceptance testing, Nextel shall notify Company in writing of either:

(1)	Final acceptance of the Preload Digital Item(s) (“Final Acceptance”); or

(2)	Any problems or issues with the Preload Digital Item(s). Should the Preload Digital Item(s) not receive Final Acceptance and Nextel notes problems or issues therewith, Company shall recommence the above-procedures regarding final acceptance testing.

b.	ALL OTHER Digital Items – Final Acceptance Testing. All other Digital Items must undergo final acceptance testing as follows:

i)	Final Acceptance. Nextel may perform final acceptance testing to determine whether the Digital Item is interoperable with both the Systems and the Devices. Such Final Acceptance testing, including whether Final Acceptance (as defined below) is achieved, shall be at Nextel’s sole discretion. Upon completion of final acceptance testing, Nextel shall notify Company in writing of either:

(1)	Final acceptance of the Digital Item(s) (“Final Acceptance”); or

(2)	Any problems or issues with the Digital Item(s). Should the Digital Item(s) not receive Final Acceptance and Nextel notes problems or issues therewith, Company shall recommence the above-procedures regarding final acceptance testing.

ii)	Changes. Additionally, with regard to testing of Changes, Company shall provide sufficient information about the Change to allow testing, including details of all new feature functionality and/or changes associated therewith. Company shall compile and maintain a list of changes to the Digital Item, test scripts and an open problem list of key critical issues and shall make such information available to Nextel at Nextel’s request prior to and as part of testing. Company shall ensure that all Changes are compatible with all current and previous versions (at least two prior versions) of each Digital Item.

c.	Preload Network Aware Digital Items. All Preloaded and Network Aware Digital Items shall be submitted to Nextel for testing pursuant to the terms of Sections 1 and 2 of this Exhibit B, regardless of whether Company is certified as a Trusted Publisher.

d.	Trusted Publisher Testing.

i)	Pre-Certification. Prior to being certified as a Trusted Publisher, Company shall follow the procedures outlined in Sections 1 and 2 of this Exhibit B.

ii)	Upon Certification as a Trusted Publisher. Upon certification as a Trusted Publisher, except for Preload and Network Aware Digital Items, such Trusted Publisher may bypass the testing requirements of Section 2(b) of this Exhibit B, and may self-test (as a prerequisite to self-publishing to the Distribution Channels) as described in the Trusted Publisher Guidelines.

Exhibit C

PUBLISHING

1.	Certification as a Trusted Publisher. Trusted Publisher certification is at Nextel’s sole discretion. As more completely described in the Trusted Publisher Guide, in order to be certified as a Trusted Publisher by Nextel, Company shall:

a.	Submit a minimum of three (3) Digital Item titles to Nextel for testing, one (1) of which shall be a Network Aware Digital Item. Each Digital Item title shall function on at least two (2) Nextel color Device Groups, where applicable, resulting in a total of six (6) Digital Items, and;

b)	All six (6) Digital Item titles must:

i)	Be accepted, in writing, by Nextel in Nextel’s sole discretion; and

ii)	Successfully pass Nextel’s testing process described in Exhibit B and the Trusted Publisher Guide.

(1)	If all six (6) Digital Items are accepted, in writing, by Nextel, and pass Nextel acceptance testing, the Company may be certified as a Trusted Publisher and shall be notified by Nextel in writing thereof.

2.	Maintenance of Certification. As more completely described in the Trusted Publisher Guidelines, in order to maintain certification as a Trusted Publisher, Company shall:

a.	Successfully post or have posted at least twenty (20) Digital Items per calendar year to a Distribution Channel.

b.	Testing and Quality. Trusted Publishers shall self-test all Digital Items pursuant to the Trusted Publisher Guide. Additionally, all Digital Items posted on a Distribution Channel may be subject to periodic and random testing by Nextel. Any Digital Item that fails such periodic and random testing, as determined by Nextel in its sole discretion, may immediately be disabled or removed from a Distribution Channel without notice. Nextel may exercise its sole discretion and revoke Trusted Publisher certification for reasons including but not limited to three (3) Digital Items failing such periodic and random testing within any three (3) month period.

c.	Maintenance of Digital Items.

i)	A Trusted Publisher shall ensure that the Digital Item information posted on a Distribution Channel is accurate.

ii)	Trusted Publishers shall provide new versions of existing Digital Items within thirty (30) days after commercial launch of a new Device.

Exhibit D

DISTRIBUTION

Except for distribution of Preload Digital Items, which shall occur only upon the mutual agreement of the Parties, Nextel shall determine in its sole discretion the Distribution Channels through which the Digital Items may be made available, and, upon mutual agreement to Preload a Digital Item (as described below), the specific Devices upon which a Digital Item may be Preloaded. Upon such distribution, Nextel may notify Company of the particular Distribution Channel. Such Distribution Channels may include the following:

1.	Preload Digital Item Distribution Channels.

Nextel may only Preload a Digital Item onto Devices upon the mutual agreement of the Parties.

2.	Wireless Web Site Distribution Channels.

Nextel may make Company’s Digital Items available for distribution to Nextel Users via various wireless web sites. Placement of Digital Items on such wireless web sites shall be determined by Nextel in its sole discretion.

3.	Web Site Distribution Channels.

Nextel may make Company’s Digital Items available for distribution to Nextel Users via various web sites. Placement of Digital Items on such web sites shall be determined by Nextel in its sole discretion.

4.	Trusted Publisher Distribution.

Trusted Publishers may be able to self-publish to certain Distribution Channels as approved by Nextel and as further described in the Trusted Publisher Guide.

Exhibit E

PAYMENTS

1.	Preloaded Digital Items.

a.	Following Preload of a Digital Item, but prior to any subsequent subscription, licensing and/or download of such Digital Item, the following shall apply:

i)	Demonstration Version Digital Items. Company shall not receive any payments for Preload of a Demonstration Version Digital Item on a Device.

ii)	Full Version Local Digital Items. The Parties shall mutually agree on payment terms regarding any Full Version Local Digital Item prior to Preload on a Device.

iii)	Full Version Network Aware Digital Items. Company shall not receive any payments for Preload of a Full Version Network Aware Digital on a Device.

b.	Upon ANY subsequent subscription, licensing and/or download of a particular Digital Item that is Preloaded on ANY Device (however and through whatever Distribution Channels such subsequent subscription, licensing and/or download of a Digital Item occurs, even if such subsequent subscription, licensing and/or download occurs with regard to a Device which was not Preloaded with the particular Digital Item), the following shall apply:

i)	Full Version Local Digital Items. Nextel will pay to Company [*] (“Payment Percent 1”) of the sums actually collected from Nextel Users specifically for licensing and/or use of the applicable Full Version Local Digital Item where Nextel bills such Nextel User for such Digital Item (“Payment 1”).

ii)	Full Version Network Aware Digital Items. Nextel will pay to Company [*] (“Payment Percent 2”) of the sums actually collected from Nextel Users for licensing and/or use of the applicable Full Version Network Aware Digital Item where Nextel bills such Nextel User for such Digital Item, (“Payment 2”).

2.	Non-Preloaded Digital Items.

a.	For each Digital Item that is not Preloaded on ANY Device, upon subscription, licensing and/or download of such Digital Item by a Nextel User, where Nextel bills such Nextel User for such Digital Item, Nextel will pay to Company [*] (“Payment Percent 3”) of the sums actually collected from such Nextel User for licensing and/or use of such Digital Item (“Payment 3”).

3.	General.

a.	Payment Percent 1, Payment Percent 2 and Payment Percent 3 are, collectively, the “Payment Percents.” Payment 1, Payment 2 and Payment 3 are, collectively, the “Payments.”

b.	The Payments will be made based on sums actually received by Nextel and shall be subject to adjustments or charge backs due to bad debt, credits, refunds, cancellations and other adjustments and charge backs to reflect fees actually received by Nextel. The sums subject to the Payment Percents shall not include access, airtime, wireless data transport, shipping fees, taxes or any other charges payable by Nextel Users to Nextel.

c.	Bundling. In the event that Nextel offers other Digital Items, services and/or products in conjunction with a Digital Item as a “bundled service,” and those “bundled services” are offered at a discounted price, Company shall receive the Payment calculated from a price, which for the purpose of calculation is the price for the Digital Item at the time minus the discount, which discount is the

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

overall discount of the bundle equally spread across each component of the bundle. Thus, if one Digital Item is priced at $10.00 and a customer purchases another application with a stand-alone price of $5.00, Nextel may price the bundled services (Digital Item and the $5 stand-alone application) at $13.50 (a 10% discount on the bundle). For purposes of calculating the Payment, the price of each service billed to the Nextel User would be reduced by the rate of discount for the bundle as a whole (10% discount). Hence, the allocation for the individual components of the bundle would be $9.00 for the Digital Item ($10.00 minus 10%) and $4.50 for the other stand-alone application ($5.00 minus 10%).

4.	Initial Implementation Fee. Company shall pay a one-time set up fee (the “Set Up Fee”) of five hundred dollars ($500) for incorporating Company into Nextel’s enhanced data billing platform, which allows Nextel to bill Nextel Users for Company-provided Digital Items. Nextel shall set-off from the Payments to Company such Set Up Fee.

5.	Payment Process.

a.	The Payments shall be due and payable within forty-five (45) days following the end of each calendar quarter. Nextel shall from time to time evaluate internal processes to expedite the overall payment process to Company.

b.	Nextel shall remit all Payments to:

Dwango North America

200 West Mercer

Suite 501

Seattle, WA 98119

Exhibit F

CO-MARKETING

1.	Press releases. The Parties may not issue a press release disclosing the existence of the relationship or the availability of the Digital Item(s) on the Systems without prior written consent from the other Party after that Party’s review and approval of the form and content of any publicity release or other press announcement and in accordance; provided, however, that the foregoing will not restrict either Party from making press releases about their respective products and services that do not include a reference to the other Party.

2.	Nextel listed on Company’s web site. Company shall, within ten (10) days of the availability of a Digital Item via a Distribution Channel, or, if a Trusted Publisher, within ten (10) days of Trusted Publisher certification, feature Nextel on Company’s web site. Information to be included in such posting shall include, but is not limited to: Nextel logo, and information (to be supplied by Nextel) regarding how to use the Distribution Channels and/or download a Digital Item, which may include the URL of the applicable Distribution Channel. Listing of Nextel on Company’s web site is contingent upon Nextel’s prior written approval of such listing.

3.	Promotion.

a.	General. Nextel may advertise and market the Distribution Channel(s) from which the Digital Item(s) will be distributed and/or advertise and market the Digital Item(s) by other means as Nextel determines in its sole discretion, and will create appropriate links to enable Nextel Users of the Devices to download the Digital Item(s).

b.	Company authorizes Nextel to refer, in Nextel’s online, print or other advertising and promotional materials, to the fact that Company’s Digital Item(s) are accessible through Nextel and/or that Nextel is a distributor of Company’s Digital Item(s), provided that any such materials use Company’s Trademarks only as permitted in Section 19 of the Agreement.

c.	Company shall use commercially reasonable efforts to market and promote the Digital Item(s), and Nextel shall use commercially reasonable efforts to market and promote the Devices. However, neither Party will conduct any “Direct Co-Marketing Campaign” (a direct marketing campaign that features the identities, products, and/or services of both Parties in one promotion) without the other Party’s written approval of both form and content. The Party conducting any Direct Co-Marketing Campaign shall coordinate with the other Party to promptly communicate any opt-out requests (i.e., requests by contacted individuals not to be contacted). Company shall comply with all laws and the Direct Marketing Association’s requirements in conducting any Direct Co-Marketing Campaign.

d.	Each Party, in its sole discretion, may offer the other Party opportunities to jointly demonstrate, market and promote the Digital Item(s) at trade or other shows, seminars and/or wireless or electronic industry events.

e.	Nextel may, in its sole discretion, provide Company with opportunities to participate in select co-marketing activities that may or may not be available to any other companies. These activities will be negotiated on an as-needed basis throughout the Term.

4.	Customer comments. Company acknowledges that Nextel may, in its sole discretion, post or cause to be posted comments or opinions of Nextel Users on Nextel’s web site and/or allow Nextel Users to electronically submit and/or post their comments or opinions related the Digital Items on Nextel’s web site for public informational purposes and/or use by potential Nextel Users.

5.	Promotional Licenses. Company shall provide to Nextel at no cost one hundred (100) licenses for each version (Local and Network Aware) of each Digital Item posted on a Distribution Channel for Nextel to allocate and use in its own discretion.

a.	Network Aware Digital Items. In the event a Network Aware Digital Item is available on a Distribution Channel, if requested by Nextel, Company shall (i) create and make available to Nextel at no cost a demonstration version of the Network Aware Digital Item, which (1) shall be a Local Digital Item and (2) shall show all features and functionalities of such Network Aware Digital Item, and (ii) provide an unlimited number of licenses for such demonstration version to Nextel at no cost.

Exhibit G-1

CUSTOMER CARE SERVICE LEVEL AGREEMENT

1.	Customer Care Process.

a.	Company. Company shall provide customer care for the Digital Item(s) to all Nextel Users. Company shall provide and maintain at a minimum the customer care contacts listed in Section 1(c) for Nextel Users experiencing problems with a Digital Item, and shall respond to such customer inquiries in person during the hours which are set forth below. If Company determines that the problem is due to a Digital Item issue, Company shall take action to resolve such issue. If Company determines the problem is due to a Nextel User’s error, a Company customer service representative shall walk the Nextel User through the necessary steps to use the Digital Items. If Company has eliminated the possibility of a problem with the Digital Items(s) or a Nextel User’s error, and determines the problem might be due to a Device or the Systems, Company may refer the Nextel User to Nextel and may provide the Nextel User with Nextel’s customer care number.

b.	Nextel. Nextel shall provide customer care for Devices and the Systems. Nextel shall provide and maintain a toll-free telephone number for Nextel Users experiencing problems, which shall be answered in person during the hours which are set forth below. If Nextel determines that the problem is due to a Device or Systems issue, Nextel shall take action to resolve such issue. If Nextel determines the problem is due to a Nextel User’s error, a Nextel customer service representative shall walk the Nextel User through the necessary steps to use the Device and/or Systems. If Nextel has ruled out the possibility of a problem with a Devices or the Systems and determines the problem might be due to a Digital Item error, Nextel may refer the Nextel User to Company and may provide the Nextel User with Company’s customer care number or email.

c.	Nextel and Company Customer Care Contact Information.

Department	Contact Information for Customers to Use	Hours of Operation
Nextel Customer Care	1-800-639-6111	Business Hours: Monday - Friday, 7:00 AM - 10:00 PM; Saturday, 8:00 AM - 5:00 PM

Company Customer Care	Enter phone number:(206) 286-1440 Email Address:support@dwango.com	Business Hours: Monday-Friday, 8:00 AM – 6:00 PM

Each Party shall notify the other Party of any changes to its respective customer care contact information ten (10) business days before such change becomes effective.

d.	Discontinuation of Support of Digital Item by Company. In the event that Company at any time intends to discontinue support for any Digital Item, Company shall provide Nextel with at least sixty (60) days prior written notice.

e.	Nextel acknowledges and agrees that Company may perform such customer care obligations through the developer of the Digital Item provided Company has an agreement with such developer containing obligations, including but not limited to those regarding privacy and consumer protection, that are equal to or greater than those contained in this Agreement. Company shall ensure that such developer complies with all obligations of Company contained in this Agreement. In the event of any non-compliance thereof Nextel reserves the right to treat any breaches by developers as breaches by Company.

Exhibit G-2

AVAILABILITY/ HOSTING SERVICE LEVEL AGREEMENT

1.	Operational Issues. In case operational issues arise which require the assistance of the other Party to be resolved, each Party may contact the other Party to and each Party commits to a joint issue resolution. Both Parties shall provide and maintain a phone number, which phone number is set forth in the table below, and which shall be answered by technical skilled personnel during the business hours which are set forth in the table below. In the event that the Company’s Operations Center does not operate 24 hours each day, 7 days a week, Company shall link the phone number provided below to a pager and shall return Nextel’s call(s) no later than 15 minutes after the time the pager message was left by Nextel during all hours outside of the business hours as set forth below for Company. The contact information below for operational issues is intended solely for communication between Nextel and Company and shall not be provided to third parties. Each Party shall notify the other Party of any changes to the operations contact information provided in the operations contact table below ten (10) business days before such change becomes effective.

2.	Network Aware Digital Items: Availability.

a.	Each Network Aware Digital Item shall be available to Nextel Users a minimum of 99.5% of the time during any 24 hour period, 7 day period, and 30 day period. Calculation of this availability shall exclude Maintenance/Planned Outages but shall include any outages which exceed the Maintenance Window, Unplanned Outages and Emergency Maintenance (as defined below). Upon Nextel’s request, Company shall provide Nextel with a report showing Digital Item availability.

b.	Upon a violation of the above standards of availability and/or any violation of this Exhibit G-2, in addition to any other applicable remedies, Nextel may, in its sole discretion, without notice, immediately disable access to any effected Digital Item, remove any effected Digital Item from a Distribution Channel, revoke certification of Company as a Trusted Publisher, or terminate this Agreement.

3.	Network Aware Application: Hosting. In the event Company is responsible for hosting a Network Aware Digital Item or any portion thereof, Company shall comply with the following:

a.	Maintenance/ Outages.

i)	Maintenance/Planned Outages. Company shall perform any work which requires the unavailability of the Digital Item or key functionalities of the Digital Item (“Maintenance/Planned Outage”) on Friday or Saturday evenings between 11:00 PM and 5:00 AM local time (“Maintenance Window”).

(1)	In the event the time required to perform such work will unexpectedly exceed the Maintenance Window Company shall notify the NDSS at the telephone number set forth below forty-five (45) minutes before the end of the Maintenance Window, and such unavailability shall be considered an Unplanned or Emergency Outage for the purposes of Section 2 of this Exhibit G-2.

ii)	Unplanned Outages. Company shall notify the NDSS at the telephone number set forth below of any material Digital Item impairment (including but not limited to Digital Item or key functionalities of the Digital Item not available or malfunctioning) (“Unplanned Outage”) within thirty (30) minutes after such Unplanned Outage commences. Company shall provide a short description of the impairment causing the Unplanned Outage (e.g. service affected, extent of impairment) and a status for resolution.

iii)	Emergency Maintenance. In the event Company needs to perform work which is required to correct any potentially service impacting conditions or prevent Unplanned Outages, and such work needs to be performed outside of the Maintenance Window (“Emergency Maintenance”), Company shall notify the NDSS at the telephone number set forth below of such Emergency Maintenance forty-five (45) minutes prior to the start of the Emergency Maintenance. Company shall provide an estimated timeframe for resolution and a status of such Emergency Maintenance every two (2) hours until resolved.

b.	Nextel and Company Operations Center Contact Information.

Department	Phone Numbers for Nextel and Company to Use	Hours of Operation
Nextel Data Solution Support (NDSS)	Phone number: 1 - 866-539-8924	M - F 5am to 8pm MST; S -S 6am to 3pm MST After hours support: Email www.NextelDSS@nextel.com

Company Operations Center	Phone number: (206) 286-1440, press – menu option 3 or ext. 222 Email Address:support@dwango.com	Business Hours: M-F 7am-7pm. After hours: The phone number is linked to a pager. Company commits to immediate response.

c.	Internet Connection.

i)	If data volume during the busiest hour (that hour with the most volume of data traffic on the Nextel data network) of a twenty-four (24) hour day is greater than 64 kilobits per second (Kbps), Company SHOULD provide a dedicated network link (“Internet Connection”) between the site where the Network Aware Digital Item(s) resides and the nearest Nextel network point of presence.

ii)	If data volume during the busiest hour (that hour with the most volume of data traffic on the Nextel data network) of a twenty-four (24) hour day is greater than 128 kilobits per second (Kbps), Company SHALL provide an Internet Connection between the site where the Network Aware Digital Item(s) resides and the nearest Nextel network point of presence.

iii)	Any such Internet Connection shall be set up as follows: Company shall maintain a multi-home Internet Connection with a minimum of two (2) Tier 1 ISPs and shall ensure that traffic from Company through such ISPs remains under 90% of capacity. Company shall ensure that the committed information rate (CIR) on at least two Internet Connections exceeds the actual traffic rate of the two highest traffic Internet Connections combined.

d.	Bandwidth Provider. Company shall provide such Internet Connections by utilizing a bandwidth provider approved, in writing, by Nextel, prior to commencement of an Internet Connection. Such Internet Connection shall be configured to utilize the protocols and operating parameters specified by Nextel. Company shall bear all costs of implementing the Internet Connection, including but not limited to, obtaining the connection and maintenance of the connection.

e.	Third Party Servers. Company agrees that portions of Network Aware Digital Items hosted by Company may not be hosted on any server or other hosting device not owned and controlled by Company (“Third Party Server”), except in accordance with the following:

i.	Company shall promptly provide Nextel with written notice of such proposal, which written notice shall include at a minimum the name and address of the person or entity that owns and controls the Third Party Server (“Host”), the name of a contact person for the Host and the proposed date of the transfer of each portion of such Network Aware Digital Item. No portion of a Network Aware Digital Item shall be hosted on a Third Party Server without the prior written consent of Nextel. Such consent shall not be unreasonably withheld; however, in no case shall any Host be a competitor of Nextel;

ii.	Company shall not install any portion of a Network Aware Digital Item on any Third Party Server or disclose any documentation related to a Network Aware Digital Item to any proposed Host until the proposed Host and Company have executed a hosting agreement under which Host has agreed to be bound by terms and conditions that are consistent with and no less restrictive than the terms and conditions of this Agreement as if the Host were Company hereunder, including but not limited to the confidentiality obligations contained in Section 25 of the Agreement. Company will enforce and police compliance of Host with the terms of any such hosting agreement; and Company shall impose the same standards of service upon Host as set forth in this Agreement.

Exhibit G-3

CONTENT STANDARDS

1.	Company is responsible for ensuring that the Digital Items do not:

a.	disparage, defame, or discredit the Nextel name, or intentionally derogate or work to the detriment of the good name or business reputation of Nextel;

b.	promote a competitor of Nextel;

c.	provide a platform that would enable end users to register for stand-alone e-mail or messaging services, or provide the ability to enter a URL or create a portal to services or applications not provided by Operator;

d.	defame any person or entity, or contain any unlawful, obscene, harassing, or racially or ethnically offensive elements;

e.	facilitate or promote discrimination based upon race, gender, color, creed, age, sexual orientation, or disability; or

f.	Promote, enable or facilitate gambling or provide access to gambling services.

2.	Company is responsible for ensuring that the main focus of the Digital Items does not:

a.	promote illegal activity;

b.	depict sexually explicit images; or

c.	contain content promoting tobacco, weapons, or alcohol.

Exhibit H

MAIN POINT OF CONTACT

The main point of contact for Company is:

Name	Brad David
Title	Vice President Business Development
Phone number	(206) 286-1440 ext -736
Mobile number
Email address	brad.david@dwango.com
Address	200 West Mercer, Suite 501, Seattle, WA 98115
Fax number	(206) 286-1442
Pager

The main point of contact for Nextel is:

Name	Dan Silberberger
Title	Sr. Product Manager
Phone number
Mobile number	571-436-6370
Email address	dan.silberberger@Nextel.com
Address	2003 Edmund Halley Drive, Reston, VA 20191
Fax number	703-433-8887
Pager	N/A

Company 24-7 contact for receipt of legal process is:

Name:	Paul Quinn
Address:	200 West Mercer St., Ste. 501
Seattle, WA 98119
Email:	paul.quinn@dwango.com
Office #:	206.286.1440 ext - 729
Fax#:	206.286.1442
Mobile #:	425.281.1695
Central Office #:	206.286.1440

In addition to the POC above, Company shall contact the following person at Nextel regarding any change in the above 24-7 contact:

Address:	Nextel Communications
Security and Fraud Department
2001 Edmund Halley, Drive
Reston, Virginia 20194

Telephone:	Dan Washington, 703-433-8425
Mark Harley, 703-433-8708
Christopher Fitzpatrick, 703-433-8033
Sheila Dedeaux, 703-433-8411
Bob Holliday, 703-433-8559

Fax:	877-293-9824

Exhibit I

REPORTING

1.	Company Reports.

a.	Roadmap. Within ten (10) business days of the end of calendar quarter, Company shall provide the title, description, target submission and availability dates of the Digital Items Company intends to make available on the Distribution Channels during the upcoming three (3) months.

b.	Care reports. Within ten (10) business days of the end of each calendar month, Company shall submit to Nextel a report in electronic format containing the following information regarding such just-completed calendar month:

i)	Number of Nextel User support calls fielded by Company’s support representatives by day.

ii)	Accounting of the 10 most common Nextel User issues and number of daily calls received for each issue.

2.	Nextel Reports.

a.	Interim Payment Report. Within thirty (30) calendar days of the end of each calendar month, Nextel shall submit to Company a report in electronic format containing the following information regarding such just-completed calendar month:

i)	Number of Digital Item licensed/ distributed.

ii)	Total sales of Digital Items in U.S. dollars, less any adjustments.

b.	Final Payment Report. Within thirty (30) calendar days of the end of each calendar quarter, Nextel shall submit to Company a report in electronic format containing the following information regarding such just-completed calendar quarter:

i)	Number of Digital Item licensed/ distributed

ii)	Total sales of Digital Items in U.S. dollars, less any adjustments.

c.	Nextel may provide access to online reporting information for the Distribution Channels where Company may have access to the following reports and queries. It is understood that online sales reporting is provided for informational purposes only and shall not reflect actual payments due to Company:

i)	sales and orders by Digital Item title by day of week.

ii)	sales and orders by Digital Item title by hour of day (15 minute increments).

iii)	top 10 Items by sales.

iv)	top 10 Items by orders.

v)	sales and orders by Device.

vi)	sales and orders by category.

vii)	sales and order by promotion.

Exhibit J

TRADEMARKS

1.	Nextel Trademarks

a.	Nextel®

b.	Nextel logo only as follows:

c.	Nextel Compatible Product logo only as follows:

2.	Company Trademarks - Any additional trademarks will be communicated to Nextel from time to time.

(for purposes of clarification, no trademark attribution shall be given to this trademark)